UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2013

CECO Environmental Corp.

(Exact Name of registrant as specified in its charter)

Delaware	000-7099	13-2566064
(State or other jurisdiction of in corporation)	(Commission File Number)	(IRS Employer Identification No.)

4625 Red Bank Road Cincinnati, OH	45227
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (513) 458-2600

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

The information provided in Item 2.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 1.01.

Item 2.01 Completion of Acquisition or Disposition of Assets

On February 28, 2013, CECO Environmental Corp., through its subsidiary CECO Environmental Netherlands B.V. (collectively, the “Company” or “CECO”) acquired 100% of the share capital of ATA Beheer B.V., a Netherlands private company with limited liability (“ATA”), pursuant to the terms of a Share Purchase Agreement (“SPA”) among CECO and each of the shareholders of ATA (the “Sellers”). ATA and its subsidiaries (including Aarding Thermal Acoustics B.V.) are engaged in the business of designing, engineering, manufacturing and supplying gas turbine exhaust systems and acoustical systems for the power and petro-chemical market.

The consideration paid by the Company to the Sellers in the transaction at closing was €18.5 million in cash. Within 15 business days of closing and receipt of the bank guarantees described below, the Company will issue 763,673 shares of its common stock worth approximately €6 million (based on the average closing price of the Company’s common stock on the Nasdaq Global Market for the ninety trading days immediately preceding the date of the SPA). The total consideration paid excludes transaction costs and is subject to certain post-closing adjustments.

The consideration also includes a five year cash earn out payment of up to €5.5 million, with €1.1 million payable each year. The additional payment may be earned if ATA’s EBITDA in each of the 2013, 2014, 2015, 2016 and 2017 fiscal years exceeds €2.5 million annually (the “Annual EBITDA Target”) or an aggregate EBITDA of at least €12.5 million over the earn out period (“Overall EBITDA Target”). If the Overall EBITDA Target is met, the Sellers are entitled to be paid the difference between €5.5 million and actual earn out payments received by the Sellers for prior years. The Company has agreed to provide a second lien on the shares of ATA acquired from Sellers, subject to a subordination agreement with its senior lenders, or alternatively, to deposit the potential annual earn out payment into an escrow account each year for the benefit of the Sellers. EBITDA for calculation of the earn out means earning before interest, taxes, depreciation and amortization, calculated on the basis of Dutch GAAP.

The sole shareholders of the Sellers will continue to be involved in the operation of ATA as employees, and if either is terminated for cause or resigns during the earn out period, a portion of the cash consideration received must be repaid to the Company by the Sellers. As security for this obligation, the Sellers will provide a bank guarantee for the benefit of the Company.

The parties to the SPA have made customary representations, warranties and covenants therein. The assertions embodied in those representations and warranties were made for purposes of the SPA and are subject to qualifications and limitations agreed by the respective parties in connection with negotiating the terms of the SPA. In addition, certain representations and warranties made as of a specified date may be subject to a contractual standard of materiality different from what might be viewed as material to stockholders, or may have been used for the purpose of allocating risk between the respective parties rather than establishing matters as facts. For the foregoing reasons, no person should rely on the representations and warranties as statements of factual information at the time they were made or otherwise.

The foregoing description of the acquisition is included to provide information regarding its terms. It does not purport to be a complete description and is qualified in its entirety by reference to the full text of the SPA, which is filed as Exhibit 2.1 hereto and is incorporated herein by reference.

Item 3.02 Unregistered Shares of Equity Securities.

As described under Item 2.01 of this Current Report on Form 8-K, on February 28, 2013, the Company became obligated to issue 763,673 shares of its common stock worth approximately €6 million (based on the average closing price of the Company’s common stock on the Nasdaq Global Market for the ninety trading days immediately preceding the date of the SPA) to the Sellers as part of the total consideration for the purchase of the share capital of ATA. The shares were issued in reliance on an exemption from the registration requirements of the Securities Act of 1933, as amended (the “ Securities Act”), provided by Section 4(2) of the Securities Act as a private offering. Such issuance did not involve a public offering, and was made without general solicitation or advertising. In addition to compliance with securities laws, sales of these shares are subject to restricted stock agreements with each of the Sellers.

Item 9.01. Financial Statements and Exhibits

(a) Financial Statements of Businesses Acquired.

The financial statements required by Item 9.01(a) of Form 8-K will be filed by amendment no later than 71 calendar days after the date this report on Form 8-K must be filed.

(b) Pro Forma Financial Information.

The pro forma financial information required by Item 9.01(b) of Form 8-K will be filed by amendment no later than 71 calendar days after the date this report on Form 8-K must be filed.

(d) Exhibits.

Exhibit 2.1	Share Purchase Agreement dated February 28, 2013 (Schedules, exhibits and similar attachments to the Share Purchase Agreement that are not material have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant will furnish supplementally a copy of any omitted schedule, exhibit or similar attachment to the Securities and Exchange Commission upon request.)

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 4, 2013	CECO Environmental Corp.

	By:	/s/ Benton L. Cook
Benton L. Cook
Interim Chief Financial Officer